AMENDMENT NO. 3

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment to the Investment Sub-Advisory Agreement, dated as of June 12, 2015, by and between Olive Street Investment Advisers, LLC (the “Adviser”) and Loomis, Sayles & Company, L.P. (the “Sub-Adviser”) is entered into as of the 1st day of October, 2017 by and among the Adviser, the Sub-Adviser and the Bridge Builder Trust (the “Trust”), a Delaware statutory trust located at 615 East Michigan Street, Milwaukee, WI 53202, on behalf of the Bridge Builder Core Plus Bond Fund and the Bridge Builder Bond Fund, each a series of the Trust (each, a “Fund” and collectively, the “Funds”). All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement (as defined below).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement dated as of July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to each Fund pursuant to the terms of the Investment Sub-Advisory Agreement between the Adviser and the Sub-Adviser, dated as of June 12, 2015, as amended as of May 18, 2016, and as further amended as of June 9, 2017 (the “Sub-Advisory Agreement”), and the Adviser has agreed to pay the compensation due to the Sub-Adviser under the Sub-Advisory Agreement;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of each Fund, desire to amend the schedule of compensation payable to the Sub-Adviser for the services rendered to each Fund;

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended only by a written instrument signed by the Adviser and the Sub-Adviser.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Fees. Schedule A to the Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto as Exhibit 1.

2.

Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

4.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment’s subject matter. The Trust is entering into this Amendment with the Adviser and Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements among the Trust, the Adviser and the Sub-Adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their officers designated below as of the day and year set forth above.

BRIDGE BUILDER TRUST on behalf of the series listed on Exhibit 1 hereto		OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Ryan. T. Robson	By:	/s/ Ryan. T. Robson
Name:	Ryan T. Robson	Name:	Ryan T. Robson
Title:	President	Title:	President

LOOMIS, SAYLES & COMPANY, L.P. By: Loomis Sayles & Company, Incorporated, its General Partner

By:	/s/ Lauren B. Pitalis
Name:	Lauren B. Pitalis
Title:	Vice President, Director of Client Intake

Signature Page to Amendment No. 3 to the Investment Sub-Advisory Agreement

Exhibit 1 to Amendment No. 3

SCHEDULE A

FUNDS AND FEES

Effective December 1, 2017

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rate
Bridge Builder Core Plus Bond Fund
Bridge Builder Core Bond Fund

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